UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934 (Amendment No. )

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Nikola Corporation
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Nikola Adjourns and Will Reconvene Annual Meeting of Stockholders
on July 18, 2022, to Allow Stockholders More Time to Vote on Proposal 2

•VOTE NOW by phone at (855) 935-2562, if in North America, or 1-(207) 607-7123, if international
•VOTE NOW online at www.proxyvote.com

PHOENIX – June 30, 2022 -- Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy infrastructure solutions, today announced that its 2022 Annual Meeting of Stockholders has been adjourned again to July 18, 2022, at 2:00 p.m. Pacific Time to allow stockholders additional time to vote to approve Proposal 2.

Nikola stockholders have voted overwhelmingly in favor of Proposal 2, with the exception of the vote of a stockholder who appears to represent more than 85% of the votes against Proposal 2.

Approving Proposal 2, which requires a majority of all outstanding common stock to pass, is very important. As of this morning, more than 48% of all outstanding shares have been voted in favor of Proposal 2, leaving less than 2% of outstanding shares to be voted in favor for this proposal to pass. More than 112 million shares have not yet been voted.

“Since Nikola’s founding, we have been committed to pioneering solutions for a zero-emissions world. We strongly urge stockholders to approve the increase in the authorized number of common shares to provide flexibility to support the future growth and development of our business,” said Mark Russell, Nikola’s Chief Executive Officer.

Nikola has 600 million common shares authorized. As of June 8, 2022, approximately 567 million shares are either issued or reserved for future issuance, leaving Nikola with approximately 33 million shares available for other purposes. That is why Nikola is urging ALL stockholders to vote IMMEDIATELY FOR Proposal 2, which would allow Nikola to increase the authorized number of shares of the Company’s common stock to 800 million, providing flexibility to support the growth of the business.

Every vote matters. Stockholders must ACTIVELY VOTE by 11:59 p.m., Eastern Time, on July 17, 2022, for their vote to count. The record date for the adjourned annual meeting continues to be April 4, 2022. No additional action is required for stockholders who have already voted.

As previously communicated, the requisite number of votes have been received to approve Proposal 1, Election of Directors, Proposal 3, Non-binding Advisory Vote on Executive Compensation, and Proposal 4, Ratification of Appointment of Independent Registered Public Accounting Firm.

Voting is quick and simple:

•BY PHONE: Please call Alliance Advisors, Nikola's proxy solicitor, toll-free, at (855) 935-2562. International voters can call 1-(207) 607-7123. You can also contact Alliance Advisors if you have any questions about voting.
◦Retail investors, including individual stockholders who purchased shares through app-based brokers, should call the relevant number above.

•BY INTERNET: Vote at www.proxyvote.com using your control number by following the instructions shared by your broker, bank or other nominee.

◦If you are a Robinhood holder, you can vote your shares at www.proxypush.com and follow the instructions you have received.

The adjourned annual meeting will continue to be held at www.virtualshareholdermeeting.com/NKLA2022 via live audio webcast.

About Nikola Corporation
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

INVESTOR INQUIRIES:
investors@nikolamotor.com

MEDIA INQUIRIES

Nicole Rose
nicole.rose@nikolamotor.com
480-660-6893

Colleen Robar
crobar@robarpr.com
313-207-5960